Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOCUNTING FIRM

We have issued our report dated May 22, 2020 with respect to the consolidated financial statements of Tyme Technologies, Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thorton LLP

New York, New York

April 15, 2021